Exhibit 4.1

BRAIIN LIMITED

ACN 660 713 093

Registered under the provisions of the Corporations Act

Registered Office:

283 ROKEBY ROAD

SUBIACO WA 6008

Number of shares

[number of shares]

This is to Certify that:

[shareholder] of

[address]

is the Registered Holder subject to the Constitution

of the undermentioned shares in the Company.

Executed in accordance with the Corporations Act 2001:

Date

Note: This original certificate must be surrendered to the Company on Transfer of any of the above shares